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EXHIBIT 8.2

Goodwin Procter LLP Counselors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

July 23, 2008

Optium Corporation
200 Precision Road
Horsham, PA 19044

Attention:    Christopher E. Brown, General Counsel
and Vice President of Corporate Development

Ladies and Gentlemen:

        We have acted as counsel to Optium Corporation, a Delaware corporation (the "Company"), in connection with preparation and execution of the Agreement and Plan of Merger and Reorganization ("Merger Agreement") dated as of May 15, 2008, between the Company, Finisar Corporation, a Delaware corporation ("Parent"), and Fig Combination Corporation, a Delaware corporation wholly owned by Parent ("Merger Sub").

        Pursuant to the Merger Agreement, Merger Sub will merge with and into Company, with Company as the surviving corporation. The Merger and certain other matters contemplated by the Merger Agreement are described in the Registration Statement on Form S-4 (as amended or supplemented, the "Registration Statement") of Parent, which includes the joint proxy statement/prospectus relating to the Merger (the "Joint Proxy Statement/Prospectus"). This opinion is being rendered pursuant to Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement and the Registration Statement.

        In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement; (ii) the Registration Statement; and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. Our opinion is conditioned upon the initial and continuing accuracy of the facts, information and analyses set forth in such documents, certificates and records. We have assumed that the Merger will be consummated in accordance with the provisions of the Merger Agreement, and in the manner contemplated by the Joint Proxy Statement/Prospectus. We have further assumed that the Merger Agreement will not be modified, and no term of the Merger Agreement will be waived, between the date hereof and the Closing Date in a manner that would adversely affect the opinion set forth herein.

        For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed that the Merger Agreement and such other documents, certificates, and records are duly authorized, valid and enforceable.

        In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Company and Parent in representation letters to us dated as of the date hereof from the Company and Parent, and we have assumed that such statements and representations are and will continue to be true, correct and complete without regard to any qualification as to knowledge or belief. In addition, our opinion is subject to the qualifications, conditions and assumptions set forth in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences of the Merger."

        Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusion expressed herein. Furthermore, there can be no assurance that our opinion will be accepted by the Internal Revenue Service, or, if challenged, by a court.

        Based upon and subject to the foregoing, and to the limitations, qualifications, assumptions, and caveats set forth herein, in our opinion, the discussion contained in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences of the Merger," subject to the limitations and qualifications described therein, represents our opinion with respect to the material U.S. federal income tax consequences of the Merger.

* * *

        Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

        We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to our firm under the captions "Material U.S. Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP

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  EXHIBIT 8.2